EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-166850) and related Prospectus of Unigene Laboratories, Inc. for the registration of shares of its common stock, of our report dated March 8, 2010, with respect to the financial statements of Tarsa Therapeutics, Inc. for the period from March 13, 2009 (date of inception) to December 31, 2009 included in the Annual Report on Form 10-K of Unigene Laboratories, Inc. for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 6, 2010